Exhibit 99.1

Thank you, Cathy. Hello, and welcome to our third-quarter fiscal year 2013 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management views as of today, August 7, 2013, and will include forward-looking statements; actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time I’d like to turn the presentation over to our CEO, Bill Angrick.

Good morning. Thank you, Julie. Welcome to our Q3 earnings call. I will begin the session by reviewing your Q3 financial performance and recent strategic investments. Next I will turn it over to Jim for more details on the quarter and our outlook for fiscal 2013.

During Q3 Liquidity Services reported results in line with our revised guidance range provided on July 16, while also funding major investments in support of our long-term growth strategy. Margins in our core business expanded sequentially over Q2 as a result of operating leverage and efficiencies gained from a more streamlined and focused organization.

We exited Q3 with zero debt and we continue to generate strong cash flows with an annual return on invested capital in excess of 50%. We have continued to make good progress repositioning our GoIndustry marketplace to focus on the key global Fortune 1000 relationships that we expect will drive sustained profitable growth.

Fundamentally we are confident in our competitive position and our ability to achieve attractive organic growth over the next several years driven by our strong client service and continued investments in innovation. Our recent organic growth rate does not reflect the full impact of the progress we’re making with clients and prospects in the marketplace.

A key investment initiative for us is enhancing our sales and marketing organization and expanding our global reach through our acquisition of GoIndustry to drive awareness of Liquidity Services as the trusted provider of choice in our industry.

Our vertically focused sales teams are equipped with ever improving proprietary data, case studies and industry insights to engage clients in our target markets including biopharma, consumer packaged goods, energy, industrial, retail supply chain and transportation.

Moreover, the expansion of our service capabilities and sales force automation tools continue to enhance our cross-selling of services to global Fortune 1000 accounts. Together these investments will drive future growth with existing and new clients.

Our recent wins in the marketplace across multiple industry verticals demonstrate that our global presence, buyer marketplace and value added services provide a winning formula for existing and new clients. Let me share just a few recent examples.

We recently signed a new contract with one of the world’s largest consumer packaged goods companies. Our first assignment for this US headquartered client was a $1 million plus sale of surplus capital equipment for one of their divisions in the UK. Our online auction event attracted bidders from 24 countries demonstrating our global reach while delivering better-than-expected results for the client who plans to expand our relationship in multiple locations around the globe.

We recently signed a multi-year global agreement with Danone covering valuation, asset sales and deployment of our AssetZone asset management tool. Headquartered in Paris, Danone is the global market leader for fresh dairy products and bottled water and is the number two player in the baby foods market. Initially we will focus on projects in France and Russia and we’ll expand globally thereafter.

We recently signed a five-year global agreement with a leading Dutch-based multinational life-sciences company to provide asset management and investment recovery services. This new client operates 150 plants throughout North America, Europe, the Middle East, Africa and the Asia Pacific region.

We have recently signed a three-year master services agreement with one of the world’s largest asset-based lenders to provide valuation services throughout Europe and the Middle East. Over the last 12 months we have worked with this client in the UK, Germany, Spain, the Netherlands and Abu Dhabi.

We were recently awarded a contract by one of the world’s largest state owned oil and gas corporations to provide investment recovery services for all of its subsidiaries globally.

We recently signed a contract with one of Australia’s leading upstream oil and gas companies to sell surplus oil and gas production equipment located in seven different countries around the world.

We recently signed a contract with one of the leading multi-channel retailers in the US to serve their consumer electronics division. Based on our progress, we recently expanded the relationship into their home improvement division.

We recently signed a contract with a leading media and technology company to manage the sale of their excess consumer electronics devices in a manner that will protect their brand in the secondary marketplace.

In each of these examples clients embraced Liquidity Services as a strategic global partner due to our technology driven marketplaces and services, our global buyer reach, our valuation data and industry domain expertise. In all cases Liquidity Services was selected following a comprehensive review of other local and international service providers by the client.

In short, we competed in every corner of the globe, across every major industry vertical and were chosen as best-in-class. By focusing on value creating investments measured over a multi-year horizon we expect to deliver outstanding results to our clients, grow our market share and increase shareholder value.

In summary, we made significant progress advancing our long-term growth plan during Q3. Our integrity, customer focus and investment in innovation have enabled us to continue to expand our roster of blue-chip clients. We now serve clients across the Americas, Europe and Asia and have created the most talent and capacity we’ve ever had to pursue key organic and M&A growth opportunities that build on our leadership position.

I will now turn it over to Jim for a more detailed review of our financial results and our outlook for fiscal year 2013.

Thanks, Bill. While we are not satisfied with our recent performance and our organic growth, we’re making significant progress towards achieving our long-term growth goals. One, we continue to improve the quality and effectiveness of the sales organization, as well as the range of services we provide, resulting in new client wins and new programs with existing clients, many of which are global in nature due to the addition of capabilities from the GoIndustry acquisition.

While many of these programs have not ramped up as fast as we originally expected, the relationships that we are developing with these clients will drive strong results for shareholders over the long-term.

Integration of the GoIndustry acquisition is proceeding as we discussed in our last quarterly earnings call. Our Asia operations have been restructured by closing offices and exiting some markets while maintaining our core client service team and capabilities to continue to serve our Fortune 1000 client base in that region.

US operations have been rationalized by closing smaller satellite offices and removing nonessential staff while we continue to serve our core clients. Our European operations are being reorganized to more effectively serve our client base including consolidating to smaller country offices while maintaining our ability to serve our clients across the entire European market. These actions have moved GoIndustry to almost breakeven and thus aligned the operations to be profitable in fiscal year 2014.

Three, our integration of the NESA acquisition continues to proceed on plan. We have leveraged the knowledge base and skill sets in consumer electronics refurbishing from the NESA team throughout the Liquidity Services network, allowing us to add additional services for our existing clients and giving us the ability to add new clients and programs that we previously would not have been considered for.

We continue to drive operating efficiencies throughout the business, as demonstrated by our increasing margins throughout the fiscal year to date. Adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA margins, as a percentage of GMV was 11.5% for the third quarter compared to 10.4% in the first and 11.3% in the second quarter.

Next, I will comment on our third-quarter results. Total GMV increased to $230.3 million, up 2.1%. GMV in our GovDeals, or state/local government marketplace, increased to a record $45.5 million or 20.3% as we continue to add new clients to bring total clients to over 5,700 or of a potential 88,000 in the highly fragmented state/local government market.

GMV in our commercial marketplace has decreased to $132.7 million, or 0.7%, principally as a result of the decrease in our retail supply chain marketplace primarily around the consumer electronics vertical. However, we have observed strengthening trends in this vertical during the current quarter.

GMV in our DOD surplus marketplace decreased to $33.9 million or 1.7% as a result of decreasing property flow from the DOD. GMV and our scrap marketplace decreased to $18.2 million or 8.1% as a result of decreasing property flow from the DOD and a decrease in commodity prices. As sales of the DOD scrap have become less material fluctuations in commodity prices are not materially affecting our financial performance.

Total revenue increased to 122 — I’m sorry, $124.2 million or 2.4%, primarily due to the factors affecting GMV as previously discussed. Technology and operations expenses increased 37.1% to $21.8 million. As a percentage of revenue technology and operation expenses increased to 17.6% from 13.1%.

These increases are primarily due to — one, expenses of $4.2 million from the acquisitions of GoIndustry and NESA; and two, expenses of $1.7 million in staff and temporary wages, including stock-based compensation and consultant fees associated with technology infrastructure projects.

Sales and marketing expenses increased 37.5% to $10.1 million. As a percentage of revenue sales and marketing expenses increased to 8.2% from 6.1%. These increases are primarily due to expenses of $2.5 million for the acquisition of GoIndustry and NESA.

General and administrative expenses increased 16.9% to $10.1 million. As a percentage of revenue general administrative expenses increased to 8.1% from 7.1%. These increases are primarily due to — one, expenses of $1.9 million for the acquisitions of GoIndustry and NESA; and two, expenses of $400,000 in additional overhead costs. Offset in part by an $800,000 decrease in staff wages primarily related to performance-based compensation.

Adjusted EBITDA of $26.4 million decreased 20.9% primarily due to the decreases in GMV from our retail supply chain marketplace and DOD marketplace as previously discussed. Adjusted net income of $14.3 million decreased 23.8%. Adjusted diluted earnings per share decreased 21.4% to $0.44 based on approximately 32.5 million diluted weighted average shares outstanding.

Operating cash flow, as stated on our cash flow statement, increased to $6.4 million or 812.9% as the third quarter of last year was negatively affected by a $10 million reduction in accounts payable.

We continue to have a strong debt-free balance sheet. At June 30, 2013, we had a cash balance of $63.3 million, current assets of $137.3 million and total assets of $395.8 million with a $64 million in working capital. Capital expenditures during the quarter were $1.4 million. We expect capital expenditures to be $6 million to $7 million for fiscal year 2013.

Management is providing the following guidance for the next quarter and fiscal year 2013. We expect GMV for fiscal year 2013 to range from $925 million to $950 million, which is a decrease from our previous guidance range of $1.025 billion to $1.1 billion. We expect GMV for the fiscal fourth quarter of 2013 to range from $200 million to $225 million.

We expect adjusted EBITDA for fiscal year 2013 to range from $104 million to $106 million, which is a decrease from our previous guidance range of $115 million to $121 million. We expect adjusted EBITDA for the fiscal fourth quarter of 2013 to range from $24 million to $26 million. We estimate adjusted earnings per diluted share for fiscal year 2013 to range from $1.72 to $1.76 which is a decrease from our previous guidance range of $1.90 to $2.02.

For the fiscal fourth quarter of 2013 we estimate adjusted earnings per diluted share to range from $0.39 to $0.43. This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.7 million and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusted EBITDA and diluted EPS — for one, acquisition cost including transaction cost and changes in earn-out estimates; two, amortization of contract intangible assets of $33.3 million from our acquisition of the Jacobs Trading; and three, for stock-based compensation cost which we estimate to be approximately $3 million to $3.5 million for the fourth quarter of fiscal year 2013. These stock-based compensation costs are consistent with fiscal year 2012. Bill and I will now answer questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Colin Sebastian, Robert Baird.

Colin Sebastian - Robert W. Baird - Analyst

Bill, starting off maybe just a basic question, which is whether the retail vertical — how much of a focus that is specifically for the Company. Or is the sweet spot of the platform really more in line with the capital asset and public sector opportunities where the speed of transactions perhaps isn’t the top priority?

And then, Jim, back in May I think you guys were — the implied guidance for Q4 in GMV was somewhere close to $300 million, just backing out Q3. So now we are $80 million to $90 million below that level. Can you break out how much of that shortfall is specifically related to GoIndustry, the retail weakness and other variables? Thanks.

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

The evolution of our business, Colin, has initially started from a US centric retail focused client base. And as we’ve become more familiar with our clients’ supply chain needs, the service requirements and their global footprint a natural extension for us was to serve manufacturers who supply the retail client base.

And to get in between the retailer and the manufacturer as a trusted intermediary to provide the technology platform, the valuation and market data, the services — pre-and post-sales services to integrate the process or remove the friction from selling assets and over time to handle the full breadth and condition of assets.

So, we have been in many cases introduced manufacturers by our initial retail clients. Serving the needs of these retail and manufacturing clients jointly removes redundant handling, non-valued activity, allows us to improve margins for both sides of that value chain, if you will.

Our work with manufacturers opened up insights that there were lots of additional categories to serve in the US as well as outside the US. And we began to build deeper relationships with manufacturers and expand our buyer reach and service offering, both organically and through acquisitions. And today, as evidenced by competitively bid contract awards, we are best-in-class. And we are best-in-class in major industry verticals that need our services. And I listed several of them during the remarks.

So we are very committed to the entire retail supply chain including online multi-channel and traditional off-line retailers, the manufacturers who supply them globally as well as industry categories where there’s a lot of capital intensity and therefore a high rate of use and disposition of rolling stock, plant and machinery and material handling equipment, IT equipment and the like. And what’s unique for us is that we support that growth with one technology platform, one set of services, uniform process globally and clients are responding well to that.

Jim Rallo - Liquidity Services, Inc. - CFO & Treasurer

Colin, let me take the second part of the question which was the change in guidance for the fourth quarter. Really it is driven by two factors — one is the retail supply chain which I discussed in detail in my earlier comments; we also discussed that in detail in our pre-announcement call. But we are assuming that we will not see any substantial improvement in the fourth quarter over the third-quarter results, which obviously, as we talked about earlier, were below expectations.

I will tell you that we are seeing a change in the consumer electronics trend in the retail supply chain and I think things may be turning, but I’m just at this point not willing to put that into the forecast. The GSS data will be out either later today or early tomorrow, that data will show that there was a pick up in the retail business, particularly the consumer electronics side. But again, I’m not going to anticipate that occurring for the rest of the quarter.

The second piece is GoIndustry where, first off, there is a significant exposure to the European market. Bill indicated in his comments a lot of recent wins globally. And this is just a slow quarter for particularly non-US — the non-US segment primarily just due to holidays. So I am anticipating again a similar range of GMV in the GoIndustry side of our business.

And then, just traditionally it is a slow quarter for DOD, not that there should be a dramatic change there. But the group that we work with there does take vacation particularly during late July and August. So the primary difference is going to be not expecting any real changes this quarter in retail and the GoIndustry side of our business.

Operator

Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer Securities - Analyst

(Technical difficulty) have dealt with historically and that lead-time takes longer. Can you just talk about the size of like the average client wins? When you do win a piece of business how would that compare relative to your average piece of business that you may have won two or three years ago? And then, to the extent that that business is probably much more sticky because it is really about integration into their supply-chain for these bigger customers.

Secondly, can you just talk about on the surplus side — I would imagine in both the third quarter and the fourth quarter we are seeing some impact of sequestration on those numbers. Is it reasonable to assume that that slow down or the impact of sequestration and furloughs has an impacted through the middle of next year? Thanks.

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Let me address the strategy. Those that have followed the development of Liquidity Services for any period of time have heard our goal is to provide the most trusted comprehensive marketplace to serve the needs of the largest organizations in the world who retail and distribute finished goods and who have property, plant and equipment that is always becoming surplus to their needs in entering the sale marketplace.

Over our evolution we have continually evolved and moved up the buy/sell hierarchy, if you will, from simply a marketplace where one can list goods, we have clients today that self manage their listings on our marketplace and leverage our buyer base. But as you work with blue-chip Fortune 1000 companies, they are looking for global multi-year strategic relationships.

And in the contracts that we negotiate and sign, you are looking at a very comprehensive scope of work that are managing a full range of assets that handle their needs across many regions. That are exclusive for the assets we manage and sell. That require further integration with our clients to support their tracking and sale of assets. That provide significant transparency around the reporting of their activities. That are often bundling and leveraging the valuation data that we have created over 14 years of transacting in these marketplaces.

So we’re talking about global multi-year relationships that are exclusive, there is a longer lead time in that process. Examples of some of the items I listed in the call today, you might be negotiating that agreement for five or six months, just the agreement. But, on the other side of that, you have a much stronger incumbent relationship, a much deeper integration with the client and truly are impacting their own strategic plan and allowing them to have greater success in executing on their growth strategy.

That is where we have a very valuable role in the supply chain as well as helping to influence the way the industry moves in embracing our business model for managing reverse supply chain needs. So longer lead times, longer sales cycles, but deeper integration with our clients and over time reinforces our leadership position.

Jason Helfstein - Oppenheimer Securities - Analyst

(Multiple speakers).

Jim Rallo - Liquidity Services, Inc. - CFO & Treasurer

(Multiple speakers), yes I will take the sequestration question on surplus. So that certainly is affecting some operations with the Department of Defense. It is mostly on the administrative side, though, Jason. So it is not affecting property flows for the most part as the military personnel themselves are not subject to that. So — certainly again on the administrative side. So we haven’t really seen a large effect on property flows as it relates specifically to sequestration.

Jason Helfstein - Oppenheimer Securities - Analyst

I mean, can you then talk about what is driving the slow down then in that business, because we have clearly seen a slowdown in the back half of the year? Or is it just comps?

Jim Rallo - Liquidity Services, Inc. - CFO & Treasurer

Well, I mean it’s just the ebbs and flows of the Department of Defense. We have been working with that client for over a decade. Some quarters it is up some, some quarters it is down some. Scrap obviously has more volatility because not only are you subject to the property flows from the Department of Defense, but you are also subject to commodity pricing, which has changed a little bit this year.

I would say it’s not down materially from last year. Again, as a reminder for folks, 60% to 70% of what we sell in the scrap piece of the Department of Defense is aluminum and steel. And so, those have been fairly consistent this year, albeit down some.

Jason Helfstein - Oppenheimer Securities - Analyst

Okay, thank you.

Operator

Michael Purcell, Stifel.

Michael Purcell - Stifel Nicolaus - Analyst

Guys, I’m wondering — congratulations on the wins. Bill, you sound excited, especially about — there’s a lot more talk about the international opportunity for the Company. A few quarters ago it was much more US-based companies. So a couple of questions for you to that end.

I’m wondering with the slow down, is the US market changing that you feel that more of the growth will come from the Company outside internationally? And to that end, we put together — or you guys have presented a TAM in retail of call it $50 billion, and I don’t recall if that was US or domestic but $50 billion for retail, about $100 billion for capital assets.

So, I’m wondering if there is a change in the flow of supply in the US, if you need to go internationally for that and if this is going to kind of be the new face of the Company of expanding international. If you could just kind of go through that I would appreciate it. Thanks.

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Sure. Well, as an Internet enabled marketplace we have always been international with respect to our buyer side. I would say in terms of focus and investment it has not been a priority up until the last 12 months. What we have recognized is that our marketplace is extensible to the needs of clients outside the United States.

In fact, many of our top US clients headquartered here have significant operations outside the US. And any major Fortune 500 company, if you look at their revenue stream, 50% or more of their activities are outside the United States.

So globalization is just the way the world is going and to be relevant and responsive to the needs of large organizations you must have an international strategy. So that is how we think about serving the needs of our clients and expanding the investments that we have made outside the United States.

And we have talked about the rationale for acquiring GoIndustry, a business that has a long track record of success serving many US headquartered blue-chip companies around the world. And so, we made the decision to acquire those capabilities to expand in places like Europe, Middle East, Asia Pacific, to stand up this marketplace and grow with our existing clients.

With regard to the US marketplace and the TAM, clearly the US has gone through a big economic downturn and continued sort of rebuild since 2009. There is a frugality in the consumer marketplace that retailers are very sensitive to, so there is a lot of value price and promotion strategies. I think in the last three to six months we have seen some secular change in the way some legacy product categories and consumer electronics have been impacted.

There are lots of significant restructuring efforts going on in the consumer electronics industry with some of the leading revered companies going through change and undoubtedly that has affected the volume and pricing of goods in our marketplace. Having said that, we have always been well positioned to benefit from product innovation in the US.

We are seeing our fragmented market consolidate over time; we are a consolidator of choice. We believe we will help lead the industry to continue to consolidate and provide national and international scale access to the services required to help manage the logistics, inbound/outbound logistics, evaluation data and reporting needs for our clients and that requires investment. So that does require scale.

So our international strategy is really not about the US being less attractive, it is really about going where our clients are today and being a comprehensive service provider.

Michael Purcell - Stifel Nicolaus - Analyst

Okay, thank you.

Operator

Shawn Milne, Janney Capital Markets.

Shawn Milne - Janney Capital Markets - Analyst

Bill, I wondered if you could talk a little bit about some of the changes in the sales force, you talked about automation tools. Where are we in that process and in terms of taking sales leads and funneling them down and then making sure there is sort of appropriate filtering of that into your sort of financial outlook and how the progress is working there?

And secondly, I just kind of want to go back — I know it’s been asked like two times already, but really to the US retail business. I think Colin was asking about what the implied change was in Q4. It looks like — Jim, it looks like — has there been a big loss of a customer? Has Walmart been impaired? Any more color there? Because that business looks like it is under just more pressure than would be suggested by the consumer electronics comment.

Certainly there have been changes out there in the sector, but the longer-term view of that business was significant fragmentation. Many — 10,000 local jobbers that you should of been able to win business from and it just doesn’t seem to be happening. Thanks.

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

The first question on changes to our sales and marketing organization, a couple observations. One, our scope of selling has greatly increased. We sell in multiple regions versus previously focused principally on the US with some Canadian sales activities. We sell a wider range of services, not only the disposition of assets on a marketplace, but valuation services.

We provide an integrated Web-based application called AssetZone to help clients track and manage their assets. We sell scrap disposition services to corporate clients. We help clients manage all of the aspects of closing facilities and moving that equipment to our online marketplace.

All of those services have required us to train and educate the sales organization to be able to cross sell and upsell services. We have trained and educated our sales organization how to collaborate across these regions to work in unison as opposed to individual siloed sales teams.

And we have just radically improved the flow of information using technology-based sales automation tools that allow us to track every lead that comes in with an existing client or a new prospect in a fashion that in a time weighted way will see itself through each step in the sales process.

So, improved transparency across the sales organization of what leads are coming in with existing clients and new clients, the ability to prioritize our time and energy based on the quality and size of the opportunity and have a lot of industry knowledge, asset intelligence and client case study work done by vertical. And we’ve organized our teams by the industry verticals where we see the biggest opportunities.

That is what has allowed us to compete for and win and actually be invited in in the absence of competition in some cases to serve clients in all of the regions we operate. So that is the formula for success. We have not observed any other service provider or e-commerce marketplace that has this range of capabilities.

Our clients feel they are getting significant enhancement in the value both in terms of financial recovery, but managing their compliance needs, protecting their brand in the secondary marketplace, ability to support their sustainability goals which are often identified at the Board level and handed down to the executive team and the supply chain and operations team. That makes us a strategic partner for our clients, a position that everyone wants and it’s hard to attain.

So, Shawn, we feel that that is an important foundational aspect of building the business over the next several years and we’ve made terrific progress in fiscal 2013. Although it has required a lot of investment and integration, it is the prerequisite for growing and scaling the business over the next several years.

Jim Rallo - Liquidity Services, Inc. - CFO & Treasurer

Shawn, if I could piggyback on Bill’s comments for the second part of your question on the retail supply chain, you specifically mentioned Walmart. I mean Walmart obviously is a very important client for us; we do a lot of business with them. And of course our business with them is down year over year significantly around the consumer electronics vertical. Walmart is one of the largest sellers of the consumer electronics in the world and we have seen, again, a significant softening in that market for us, particularly in the secondary market.

So we haven’t — we’re not losing clients. We are, again, as I made in my initial comment, seeing a turn in the consumer electronics sector a little bit, but I’m not ready to throw out the flag and say things are better. So I have anticipated really a similar level of sales in that vertical that we did last quarter in the fourth quarter.

As far as the rest of the business goes, I mean the rest of the business is frankly going fairly well when you look at the different verticals. I think as we talked about in our last call, we do have about 35% exposure to the consumer electronics vertical in our retail business. But when you look at clothing and apparel, for example, that business continues to do well. You would expect an uptick in that vertical as back to school takes into effect really and the month of September and October.

And there has been no change; so when you look at the TAM or when you look at how we are performing competitively, frankly we are getting a lot more wins, as Bill indicated. Those are both on the retail and the capital asset side of our business. But the pace of which those wins are coming into our property flows or into our warehouses is just not as we originally expected.

So, I do understand that the guidance for the fourth quarter is down over what we had previously talked about on our third-quarter — sorry, on our second-quarter earnings call. But again, I think I’m anticipating similar levels in the retail businesses the last quarter.

Operator

Gary Prestopino, Barrington Research.

Gary Prestopino - Barrington Research - Analyst

Most of my questions have been answered, but in terms of the newer contracts that have come on that you have cited, I believe you said there were delays in some of these contracts’ property flows. Is there any assumptions in Q4 for these contracts adding any GMV?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

We have for clients not only have signed contracts but advanced to operational rollout where assets have been manifested and uploaded into our marketplace; we factor that into our forecast. And we use what is visible at the time we provide guidance to present those figures. It would not include the follow-on opportunities as you further penetrate the client or take on the next set of projects.

And I would also say that with many of these clients we’re typically starting with a more limited scope of work and then expanding from there. That has been the evolution of most of our relationships over time. But what I think we have observed is that we have been much more bold in the nature of the relationships we are seeking and the scope of the contracts we are signing.

So these are not small pilots in one location, these are global multi-year exclusive relationships to really become an extension of their strategy to execute in the reverse supply chain. And in many cases to bundle services to give them the data, the technology tools and then ultimately the marketplace to leverage. That is what is different about our Company today versus just a few years ago. And that is what is ultimately the pillar of growth for us as we move through the next phase of our development.

Gary Prestopino - Barrington Research - Analyst

Okay, could you — is there anything that you can do on your end to possibly speed up implementation of these contracts to get the product flows coming through? I know there have been some delays, but is there anything you guys can do?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Well, certainly what we do is execute when we are given the opportunity to sell equipment and material and inventory and meet or exceed expectations, provide great service and follow-through. We are not going to truncate the sales cycle of a general counsel to approve a master global services agreement. We are not going to truncate the legal and regulatory and maybe even labor law issues that come into play in international markets when a plant is closing.

What we are able to do is have the most talented, well-trained sales organization that is highly productive working collaboratively around the world to fill up our pipeline and continue to grow the pipeline. And ultimately that is what we are focused on in terms of investment and that will impact and improve our growth rate over time.

And as I said, we have been doing this for 14 years, we’ve had periods of integration and consolidation and then stair step growth. And fiscal 2013 has been one of those years, but we have made significant progress with the execution of our sales and marketing organization and it continues to be an area of investment for us and that is ultimately, Gary, what we can do to improve our growth rate.

Gary Prestopino - Barrington Research - Analyst

Okay, thanks. I guess the last question I would have is that you are seeing somewhat of a secular change on the retail side in consumer electronics. Who knows when that is going to actually end or if it ever does end. But as you are putting on new business contracts that you have signed, you think property flows eventually coming through, is this something you feel comfortable with that you can overcome over the next — in the next fiscal year or is that still going to be a significant drag on the GMV growth?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Look, I think the reality is we have had — if you look over last two, two and a half years, we had substantial growth. And this was a difficult period of year-over-year comparisons with a lot of the progress we made one year ago. And we should continue to grow in the consumer electronics and technology sectors, the product lifecycle issues do require a marketplace to get in front of those curves and the pace of adding new programs is likely to improve over time. It was — it has been muted over the last four to six months and that is what has reduced the growth rate year over year.

But we have had significant progress and success. Some of the clients that we’ve talked about today are in the consumer electronics vertical. So we have a very attractive value proposition in that vertical; most of our clients have IT equipment, either operating assets inside their companies that need to be disposed of, or retailers that are dealing with returned inventory, seasonal inventory in the consumer electronics vertical. So it will continue to have a strong presence in a roll and, yes, we believe that it is a growth sector for us.

Gary Prestopino - Barrington Research - Analyst

Okay, thanks, guys.

Operator

(Operator Instructions). Nat Schindler, Bank of America.

Nat Schindler - BofA Merrill Lynch - Analyst

Looking at this quarter organically and next quarter or at midpoint of guidance, it’s somewhere like down 12% year over year. It is hard to reconcile that just with a consumer-electronics slow down. Has there been any change with your large retail clients such as Costco, Walmart, in number of stores you service?

And additionally, if there hasn’t been a real change there on the downside, why aren’t you increasing on the upside and overwhelmingly fall down in consumer-electronics or any other vertical simply because you have increasing value every dollar you spend in CapEx is increasing value and fulfillment centers.

Every increase in the number of registered bidders you have, which looked solid this quarter, is an increase in the vibrancy of your marketplace. So why wouldn’t it be growing actually the number of stores you are covering and overwhelm that?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

So, if you refer back to the last call I think one of the areas that you are seeing is existing mature clients where we have 100% of their business in the US and, by the way, which really provide us the data that we use to forecast our own business, have declined year over year. It is a high-class problem when you have significant fully penetrated client relationships, but if they are having a year-over-year decline you aren’t going to have any control over that.

What we can control and what has been a year-over-year point of investment and focus is continuing to expand our sales and marketing organization and influence the rate at which we roll out new programs, sign new programs and then together with our client get operational rollout of those programs, that has slowed. And that has been the leading culprit in terms of not being able to grow through a decline in year-over-year results from existing mature programs and clients.

Nat Schindler - BofA Merrill Lynch - Analyst

Can you help me on why it would slow with existing large client penetration? Why would you grow from three stores to 100 at Costco in a short period of time and then kind of pause?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

So, Nat, we would be delighted to spend some more time with you to walk through the sales cycle with case study examples. So Julie and Jim and I would be available to do that.

Nat Schindler - BofA Merrill Lynch - Analyst

Okay. Thank you very much.

Operator

Thank you for your question. I would now like to turn the call over to Julie Davis for closing remarks.

Julie Davis - Liquidity Services, Inc. - Director of IR

Thank you. That concludes our call for today. We appreciate your participation and Jim and I will now be available for questions. Thank you.